Exhibit 4.3

PPG INDUSTRIES, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated May 19, 2020

to

Indenture

Dated as of March 18, 2008

NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 19, 2020, between PPG INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

R E C I T A L S

WHEREAS, the Company executed and delivered an indenture dated as of March 18, 2008 (the “Indenture”) between the Company and the Trustee (formerly known as The Bank of New York Trust Company, N.A.);

WHEREAS, the Company executed and delivered a first supplemental indenture dated as of March 18, 2008 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a second supplemental indenture dated as of November 12, 2010 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a third supplemental indenture dated as of August 3, 2012 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a fourth supplemental indenture dated as of November 12, 2014 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a fifth supplemental indenture dated as of March 13, 2015 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a sixth supplemental indenture dated as of November 3, 2016 between the Company and the Trustee;

WHEREAS, the Company executed and delivered a seventh supplemental indenture dated as of February 27, 2018 between the Company and the Trustee;

WHEREAS, the Company executed and delivered an eighth supplemental indenture dated as of August 15, 2019 between the Company and the Trustee;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to add, among other things, covenants and agreements of the Company to be observed thereafter for the protection of the Holders of all or any series of Securities and to establish the terms of any series of Securities;

WHEREAS, the Company desires to issue a series of Securities, the $300,000,000 2.550% Notes due 2030 (the “Notes”); and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

Section 1.01. Terms and Conditions. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 3.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):

(1)	the title of the Notes shall be “$300,000,000 2.550% Notes due 2030”; the CUSIP number and ISIN number for the Notes are 693506BS5 and US693506BS57, respectively;

(2)

the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited to $300,000,000; provided, however, that such authorized aggregate principal amount may from time to time be increased above such amount by an Establishment Action to such effect;

(3)	not applicable;

(4)	the date on which the principal shall be payable on the Notes shall be June 15, 2030;

(5)

the Notes shall bear interest at the rate of 2.550% per annum. Interest shall accrue from the original issue date of the Notes. The Interest Payment Dates on which such interest on the Notes will be payable shall be June 15 and December 15 of each year, commencing on December 15, 2020. The regular record date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be June 1 and December 1, as the case may be (in each case whether or not a business day) immediately preceding the related Interest Payment Date;

(6)

the principal of and any premium or interest on any Notes shall be payable at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of the Trustee, currently located at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, 7th Floor, Chicago, IL 60602;

(7)

Prior to March 15, 2030 (the date that is three months prior to the scheduled maturity date of the Notes) (the “Par Call Date”), the Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price, as determined by the Company, equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, assuming for such purpose that the Notes mature on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, plus accrued interest thereon to the date of redemption.

On or after the Par Call Date, the Company may redeem some or all of the Notes, in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to the date of redemption. The Company shall calculate the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (assuming, for such purpose, that the Notes mature on the Par Call Date) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations, as determined by the Company, for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, and three other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed (or otherwise transmitted in accordance with The Depository Trust Company (“DTC”) procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the series of Notes to be redeemed.

Unless the Company defaults in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(8)	not applicable;

(9)	the Notes shall be issuable in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof;

(10)	not applicable;

(11)	not applicable;

(12)	not applicable;

(13)	not applicable;

(14)	the Notes shall be subject to Sections 13.02 (Defeasance) and 13.03 (Covenant Defeasance) of the Indenture;

(15)

(a) the Notes shall be issued in the form of one or more Global Securities; (b) the Depositary for such Global Securities shall be DTC; and (c) the procedures with respect to transfer and exchange of Global Securities shall be as set forth in the Indenture;

(16)	not applicable;

(17)

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or otherwise transmitted in accordance with DTC procedures) to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or otherwise transmitted in accordance with DTC procedures) (a “Change of Control Payment Date”). The notice shall, if mailed (or otherwise transmitted in accordance with DTC procedures) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(A)    accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(B)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

“Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any Person, other than the Company or one of the Company’s subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (v) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (i) was a member of such Board of Directors on the date the Notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors delivered to the Trustee) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control. The Trustee shall have no duty or responsibility to monitor any ratings on the Notes.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person;

(18)	Any Add On Securities to the Notes shall be fungible with the previously outstanding Notes for U.S. federal income tax purposes or be issued under a different CUSIP number.

ARTICLE II

AMENDMENTS TO THE INDENTURE APPLICABLE ONLY TO THE NOTES

Section 2.01. Section 1.05 of the Indenture. Section 1.05 of the Indenture is hereby amended with respect to the Notes by adding the following at the end of the Section:

“The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.”

Section 2.02    Section 1.14 of the Indenture. Section 1.14 of the Indenture is hereby amended in its entirety with respect to the Notes to state:

“Section 1.14 Waiver of Jury Trial.

EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.”

Section 2.03    Section 1.16 of the Indenture. Section 1.16 of the Indenture is hereby added to the Indenture with respect to the Notes to state:

“Section 1.16 Submission to Jurisdiction.

The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.”

Section 2.04 Section 6.02 of the Indenture. Section 6.02(i) and (j) of the Indenture are hereby amended in their entirety with respect to the Notes to state:

“(i) The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such a default at the Corporate Trust Office of the Trustee, and such notice references the particular Securities and this Indenture.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.”

Section 2.05    Section 11.03 of the Indenture. The first paragraph of Section 11.03 of the Indenture is hereby amended in its entirety with respect to the Notes to state:

“If less than all the Securities of any series are to be redeemed (unless all of the Securities of such series and of a specified tenor are to be redeemed), the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date, from the Outstanding Securities of such series not previously called for redemption, in accordance with applicable Depositary procedures and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Securities of that series or any integral multiple thereof) of the principal amount of Securities of such series of a denomination larger than the minimum authorized denomination for Securities of that series. If less than all of the Securities of such series and of a specified tenor are to be redeemed, the particular Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date from the Outstanding Securities of such series and specified tenor not previously called for redemption in accordance with the preceding sentence.”

Section 2.06    Section 3.03 of the Indenture. The first sentence of the last paragraph of Section 3.03 of the Indenture is hereby amended in its entirety with respect to the Notes to state:

“No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual or electronic signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder.”

ARTICLE III

MISCELLANEOUS

Section 3.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.04. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 3.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 3.06. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07. Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 3.08. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only subject to the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.09. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.10. Counterparts. This Supplemental Indenture may be executed in any number of separate counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 3.11. FATCA. In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Indenture and Notes in effect from time to time (“Applicable Law”) that a non-U.S. financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to provide to the Trustee and any paying agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee and any paying agent can determine whether any of them has tax related obligations under Applicable Law, (ii) that the Trustee and any paying agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee and any paying agent shall not have any liability and (iii) to indemnify and hold harmless the Trustee and any paying agent for any losses any of them may suffer due to the actions it takes to comply with Applicable Law. Subsection (iii) shall survive the termination of the Indenture, payment in full of the Notes, and the resignation or removal of the Trustee and any paying agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

PPG INDUSTRIES, INC.

By:	/s/ John J. Jankowski
Name:	John J. Jankowski
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Mitchell L. Brumwell
Name:	Mitchell L. Brumwell
Title:	Vice President